INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No.333-34263 of U.S. Restaurant Properties, Inc. on Form S-3 of our report dated October 10, 1997 with respect to the statement of revenues and certain expenses of TW South, Inc. El Chico #209 for the period January 16, 1996 (inception) through December 31, 1996, our report dated October 7, 1997 with respect to the statement of revenues and certain expenses of the Property Sold to U.S. Restaurant Properties Master L.P. by 500 Park Avenue Realty Corporation for the year ended December 31, 1996, our report dated October 13, 1997 with respect to the combined statement of revenues and certain expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Checkers Acquisition) for the year ended July 31, 1997, our report dated October 13, 1997 with respect to the combined statement of revenues and certain expenses of Properties Sold to U.S. Restaurant Properties Master L.P. by Jackson-Shaw Partners, No. 51, Ltd. for the year ended December 31, 1996 and our report dated October 14, 1997 with respect to the combined statement of revenues and certain expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Harrigan's Acquisition) for the year ended June 30, 1997, appearing in the Current Report on Form 8-K of U.S. Restaurant Properties Master L.P.; and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.



DELOITTE & TOUCHE LLP



Dallas, Texas
October 27, 1997